FOR IMMEDIATE RELEASE	September 25, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION LEASED TO THE AMERICAN BOTTLING COMPANY IN CINCINNATI, OHIO

Freehold, New Jersey….September 25, 2015 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 63,840 square foot industrial building located at 1115 Regina Graeter Way, Cincinnati, Ohio. The property was acquired all-cash for a purchase price of $6,800,000. The built-to-suit property was completed in 2014 and is net-leased for 15 years to The American Bottling Company. The lease has 14 years remaining and is guaranteed by the parent company, Dr Pepper Snapple Group, Inc. The building is situated on approximately 9 acres.

Michael P. Landy, President and CEO, commented, “This acquisition represents the second Dr Pepper Snapple Group distribution center to be added to our high-quality portfolio. Dr Pepper Snapple Group is a leading manufacturer and distributor of non-alcoholic beverages in the U.S., Mexico, and Canada. In addition to Dr Pepper and Snapple, their brands include Mott’s, Canada Dry, A&W, Schweppes, Sunkist, RC Cola, Hawaiian Punch, Seven Up, Yoo-Hoo, and others. This built-to-suit facility is located right off of Interstate 75. The Cincinnati economy has been experiencing strong growth as a result of the substantial amount of manufacturing activity returning to the region. This acquisition enhances our already large presence in this strategic market.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-one properties located in twenty-eight states, containing a total of approximately 14 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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